UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|X| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Rosenwald, M.D.  Lindsay A.
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   (Last)                           (First)             (Middle)

c/o Paramount Capital Asset Management, Inc.
787 Seventh Avenue, 48th Floor
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                                    (Street)

New York                              NY                  10019
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Paligent Corporation (PGNT)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

December 31, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |_|  Form Filed by One Reporting Person
     |X|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
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
Common Stock                12/31/02                 S               3,422,046   D      $0.0225                  I       By Aries
                                                                                                                         Select I,
                                                                                                                         LLC
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Common Stock                12/31/02                 S               6,818,194   D      $0.0225                  I       By Aries
                                                                                                                         Select Ltd.
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Common Stock                12/31/02                 S                  12,995   D      $0.0225  367,473         I       By Aries
                                                                                                                         Select II,
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)  (D)     cisable  Date     Title     Shares  5)      4)        4)       4)
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
Class C       $3.28  12/31/02           S              D                4/8/03  Common     258,104                   I   By Aries
Warrant                                                                                                                  Select I,
                                                                                                                         LLC
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Class C       $3.28  12/31/02           S              D                4/8/03  Common     495,444                   I   By Aries
Warrant                                                                                                                  Select Ltd.
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                                                                                                                         By Aries
Common        $3.28  12/31/02           S              D               10/9/03  Common      80,760                   I   Select I,
Warrant                                                                                                                  LLC
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Common        $3.28  12/31/02           S              D               10/9/03  Common     163,969                   I   By Aries
Warrant                                                                                                                  Select Ltd.
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UPO Warrants $10.00  12/31/02           S              D              11/27/05  Common       2,716                   I   By Aries
                                                                                                                         Select I,
                                                                                                                         LLC
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UPO Warrants $10.00  12/31/02           S              D              11/27/05  Common       2,716                   I   By Aries
                                                                                                                         Select Ltd.
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Class A       $9.20  12/31/02           S              D              11/26/05  Common      81,938                   I   By Aries
Warrants                                                                                                                 Select I,
                                                                                                                         LLC
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Class A       $9.20  12/31/02           S              D              11/26/05  Common     130,234                   I   By Aries
Warrants                                                                                                                 Select Ltd.
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UPO Warrants  $2.80  12/31/02           S              D                9/7/05  Common      45,792                   I   By Aries
                                                                                                                         Select I,
                                                                                                                         LLC
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                                                                                                                         By Aries
UPO Warrants  $2.80  12/31/02           S              D                9/7/05  Common      88,836                   I   Select Ltd.
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Class D       $2.11  12/31/02           S              D               6/30/04  Common     189,000                   I   By Aries
Warrants                                                                                                                 Select I,
                                                                                                                         LLC
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Class D      $2.11   12/31/02           S              D               6/30/04  Common     630,000     842,070       I   By Aries
Warrants                                                                                                                 Select Ltd.
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

Explanation of Responses:

* Paramount Capital Asset Management, Inc. ("PCAM") is the managing member of each of the of each of Aries Select I LLC ("Aries I") and Aries Select II LLC ("Aries II"), each a Delaware limited liability company, and also serves as the investment manager of Aries Select, Ltd., a Cayman Island exempted company (the "Aries Limited"), which also owns securities of the Issuer. Dr. Rosenwald is the chairman and sole stockholder of PCAM. As a result, Dr. Rosenwald and PCAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16a-(a)(1) of the Securities Exchange Act of 1934. Dr. Rosenwald and PCAM disclaim beneficial ownership of the securities held by the Aries Funds, except to the extent of its pecuniary interest therein, if any.


/s/ Lindsay A. Rosenwald                                     January 2, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Lindsay A. Rosenwald, M.D.
        Chairman
        Paramount Capital
        General Partner

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                             Joint Filer Information


Name:                Paramount Capital Asset Management, Inc.

Address:             787 Seventh Avenue
                     48th Floor
                     New York, NY 10019

Designated Filer:    Lindsay A. Rosenwald, MD

Issuer and Ticker:   Paligent Corporation (PGNT)

                             Joint Filer Information


Name:                Aries Select, Ltd.

Address:             P.O. Box 2003
                     Grand Pavillion Commercial Center
                     802 West Bay Road
                     Georgetown, Grand Cayman
                     BWI

Designated Filer:    Lindsay A. Rosenwald, MD

Issuer and Ticker:   Paligent Corporation (PGNT)

                             Joint Filer Information


Name:                Aries Select I LLC

Address:             787 Seventh Avenue
                     48th Floor
                     New York, NY 10019

Designated Filer:    Lindsay A. Rosenwald, MD

Issuer and Ticker:   Paligent Corporation (PGNT)